                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549




                                    FORM S-8



                                 CURRENT REPORT

                       THE SECURITIES EXCHANGE ACT OF 1934




                        DATE OF REPORT: NOVEMBER 4, 1998




                      INTERNATIONAL MERCANTILE CORPORATION


Missouri                            0-7963                       43-0970243
--------                            ------                       ----------
(State or other juris-           (Commission                   (IRS Employer
diction of incorporation)        File Number)                Identification No.)

                            P0 BOX 340 OLNEY MD 20832
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)

CALCULATION OF REGISTRATION FEE

Title of        Amount       Proposed Maximum    Proposed Maximum
Securities To   To Be        Offering Price      Aggregate
Be Registered   Registered   Per Shares          Offering Price
-------------------------------------------------------------------
COMMON SHARES   800,000       $.43               $800,000
as per value

Fee             $102(1)
TOTAL           $102


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           1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

           The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:


a) The Company's Annual Report on Form 10-K for the fiscal year ended December

31, 1997 and all the amendments hereto:

b) The Company's Current Reports or Form 8-K filed subsequent to December 31, 1997 and

c) The description of the common stock, one dollar par value per shares (the "Common Stock") of the Company as contained the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, file No. 0-7693.

           All documents filed by the Company with the Commission pursuant to
Section 13 (a), 13 (c) ), 14 and 15 (d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



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Item 4.           DESCRIPTION OF SECURITIES.



           Not applicable. See Item 3(d) above




Item 5.           INTEREST OF NAMED EXPERTS AND COUNSEL



           Fillmore & Griffin LC, special securities counsel to the Registrant for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the Shares hereunder is attached hereto as Exhibit
5. Fillmore and Griffin will be issued shares of Registrant in payment for legal services rendered, which have a value of over $50,000.



Item 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.


           The Company's Articles of Incorporation authorize the Board of Directors, on behalf of the Company and without shareholder action, to exercise all of the Company's powers of indemnification to the maximum extent permitted under the applicable statutes of the state of Missouri, permits the Company to indemnify its directors, officers, employees, fiduciaries, and agents as follows;


           Missouri Statutes permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:


           (a)    The person conducted himself or herself in good faith;


           (b)    The person reasonable believed:

                  (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interest; and

                  (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and



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           (c)    In the case of any criminal proceeding the person had no
reasonable cause to believe that his or her conduct was unlawful.

A Corporation may not indemnify such person under the Missouri Code:

           (a) In connection with a proceeding by or in the right of the corporation in which such person adjudged liable to the corporation; or

           (b) In connection with any other proceeding charging that such person derived any improper benefit, whether or not involving action in an official capacity, in which proceeding such person was adjudged liable on the basis that he or she derived an improper personal benefit.

           Unless limited by the Articles of Incorporation, and there are not such limitations with respect to the Company, Missouri Revised statutes require that the corporation shall indemnify such a person against reasonable expenses who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of his status with the corporation.


           Under Missouri Revised Statutes, the corporation may pay reasonable fees in advance of final disposition of the proceeding if:

           (a) Such person furnished to the corporation a written affirmation of the such person's good faith belief that he or she has met the Standard of Conduct described in Missouri Code.

           (b) Such person furnishes the corporation a written undertaking, executed personally or on person's behalf, to repay the advance if it is ultimately determined that he or she did not meet the Standard of Conduct in Missouri Code.

           (c) A determination is made that the facts then known to those making the determination would not preclude indemnification.

           Under the Missouri Code, a corporation may not indemnify such person, including advanced payments, unless authorized in the specific case after a determination has been made that indemnification of such person is permissible in the circumstances because he met the Standard of Conduct under Missouri Code and such person has made the specific affirmation and undertaking required under the stature. The required determinations are to be made by a majority vote of a quorum of the Board of Directors, utilizing only directors who are not parties to the proceeding. If a quorum cannot be obtained, the determination can be made by a majority vote of a



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committee of the Board, which consists of at least two directors who are not parties to the proceeding. If neither a quorum of the Board nor a committee of the Board can be established, then the determination can be made either by the Shareholders or by independent legal counsel selected by majority vote of the Board of Directors.

           The corporation is required by the Missouri code to notify the shareholders in writing of any indemnification of a director with or before notice of the next shareholders' meeting.

           Under the Missouri code such person may apply to any count of competent jurisdiction for a determination that such person is entitled under the stature to be indemnified from reasonable expenses.

           Under the Missouri code a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than the foregoing indemnification provisions, if not inconsistent with public policy, and if provided for in the corporation's bylaw, general or specific action of the Board of Directors, or shareholders, or contract.

           Section permits the corporation to purchase and maintain insurance to pay for any indemnification of reasonable expenses as discussed herein.

           The indemnification discussed herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

           Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel



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the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



Item 7.           EXEMPTION FROM REGISTRATION CLAIMED.



                  Not applicable.



Item 8.           EXHIBITS

                  [Asterisk (*) indicates exhibits incorporated by reference herein.]




Exhibits

Number            Description


3.1 * All of the Registrant's corporate filings and those incorporated by reference in the Company's Form
                  10-K year ended December 31, 1997 filed with the Commission, file no. 0-7693.


3.2 *             International Mercantile Corporation Group
                  Compensation Plan, dated November 4, 1998.


5.                Opinion of Counsel, Fillmore & Griffin LC.



24.1              Consent of Counsel


Item 9.           UNDERTAKINGS



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          1.      The Registrant hereby undertakes:


          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



          2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act (and, where applicable, each filing of any employee benefits plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bonafide offering thereof.



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                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Olney, Maryland on the 4th day of November, 1998.


                                     INTERNATIONAL MERCANTILE
CORPORATION

Dated: November 4, 1998                By:

       --------------                ------------------------

                                  Frederic Richardson
                                  Chairman of the Board
                                    Chief Executive Officer



          In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of this Registrant and in the capacities and on the dates indicated.


         CHIEF ACCOUNTING OFFICER


Dated: November 4, 1998                By:

       ---------------                 ---------------------


                                     MAJORITY OF BOARD OF DIRECTORS:


Dated:  November 4, 1998               By:

        ---------------                ---------------------

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        --------------                   -----------------

                                         Frederic Richardson



Dated:  November 4 1998

        --------------                   -----------------

                                         Walt DeRhonde



Dated:  November 4 1998


        _______________                  __________________
                                         Scott Hess


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EXHIBIT INDEX


[Asterisk (*) indicates exhibits incorporated by reference herein]

Exhibit

Number            Description

EXHIBITS

                  [Asterisk (*) indicates exhibits incorporated by reference herein.]


Exhibits
Number            Description

3.1 *             All of the Registrant's corporate filings and those

                  incorporated by reference in the Company's Form 10-K

                  year ended December 31, 1997 filed with the

                  Commission, file no. 0-7693.

3.2 International Mercantile Corporation Group Compensation Plan, dated November 4, 1997.

5.                Opinion of Counsel, Fillmore & Griffin LC.

24. 1             Consent of Counsel


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